Exhibit 10.1

February 7, 2018

Eric d’Esparbes

Dear Eric:

On behalf of Innoviva, Inc. (the “Company”), I am pleased to offer you the exempt position of Interim Principal Executive Officer, effective as of February 6, 2018.  This is a full-time position, reporting to the Company’s Board of Directors.  This letter supersedes and replaces the offer letter you executed with the Company, dated September 8, 2014.

Your will continue to be paid your current base salary as of the date hereof.    You will also be eligible to receive an annual discretionary bonus based on the Company’s performance against its annual goals and a review of your individual performance, and determined at the sole discretion of the Board of Directors or its Compensation Committee.  Your annual discretionary bonus will have a target amount of 50% (and a maximum amount of 200% of your base salary and each calendar year thereafter).  You will be required to be an active employee in good standing at the time the bonus is paid in order to receive the bonus, which will be no later than 2½ months after the close of the calendar year.

As you know, the Company provides a comprehensive company-paid benefits package for its employees.  Benefits are provided by the Company to you and your dependents at minimal cost.  Included are medical, vision and dental coverage, life insurance, long-term disability insurance and a flexible spending plan.  Additionally, we offer a 401(k) plan and an Employee Stock Purchase Plan.

You will continue to be subject to the Company’s Proprietary Information and Inventions Agreement, which you previously signed, as well as the terms of the Company’s Employee Handbook.

While we hope that your employment with the Company will continue to be mutually satisfactory, your employment status will remain at-will.  As a result, both you and the Company are free to terminate the employment relationship at any time for any reason, with or without cause.  This is the full and complete agreement between us on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures to which you will be subject, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and a Director of the Company.  Notwithstanding the foregoing, if your employment is terminated by the Company without cause and you incur a separation, the Company will: (i)  make a lump sum payment to you (less all applicable withholding taxes) of 24  months’  base salary and target bonus (at the rate in effect at the time of your separation), (ii) pay you a pro-rata (based on number of full months completed in year of termination over 12) target bonus, subject to the terms and conditions of the bonus program and payable at the same time as bonuses are paid to active employees, and (iii)  the Company will pay your monthly premium under COBRA until the earlier of  12 months following the month of termination, expiration of the COBRA continuation coverage or  the date when you obtain new employment offering comparable health insurance coverage.  As a condition to receiving such severance payments you must execute the Company’s standard form of release required of all employees who receive any severance pay.  The form of release will be delivered to you within 30 days after your separation and you must execute and return the release within the time period set forth in the form of release, which will in no event be later than 50 days after your separation.  If you fail to return the release on or before the deadline set forth in the form of release, or if you revoke the release, then you will not be entitled to the severance payment.  Provided you satisfy such release requirements, the severance payment will be paid within 60 days after your separation; however, if such 60-day period spans two calendar years, then the severance payment will in any event be made in the second calendar year.

For purposes of the above severance provision, a termination “without cause” shall mean termination for any reason other than:  (i) unauthorized use or disclosure of the confidential information or trade secrets of the Company (or any parent or subsidiary), which use causes material harm to the Company (or any parent or subsidiary), (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) gross negligence, or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from the Company’s  Board of Directors.  For purposes of the above severance provision, “separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

To the extent the severance payment described in this letter is deemed to be nonqualified deferred compensation that is subject to Section 409A of the Code and if the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your separation, then the severance payment will be made on the first business day following (i) expiration of the six-month period measured from your separation or (ii) the date of your death.

*              *              *

This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral.  A duplicate original of this offer is enclosed for your records.  To accept this offer, please sign and return this letter to me.

Sincerely,

Innoviva, Inc.

	By:	/s/ Patrick G. LePore
Patrick G. LePore
Vice-Chairman of the Board of Directors

I have read and accept this employment offer:

/s/ Eric d’Esparbes

Eric d’Esparbes

Date: February 7, 2018